Mail Stop 3561


								July 12, 2005

Rufus S. Scott
Vice President, Deputy General Counsel
  and Assistant Corporate Secretary
CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas 77002

Re:	Centerpoint Energy Houston Electric LLC
      Form 10-K for the year ended December 31, 2004
      File No. 1-03187

      Centerpoint Energy Resources Corporation
      Form 10-K for the year ended December 31, 2004
      File No. 1-13265

Dear Mr. Scott,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,




							Michael Moran, Esq.
Branch Chief